Exhibit 99(a)

News Release

5 Sarnowski Drive, Glenville, New York 12302
(518) 377-3311 Fax: (518) 381-3668

Subsidiary: Trustco Bank

Contact:	Robert M. Leonard
Executive Vice President
(518) 381-3693

TrustCo Declares Cash Dividend

Glenville, New York – August 16, 2022

The Board of Directors of TrustCo Bank Corp NY (TrustCo, Nasdaq: TRST) on August 16, 2022 declared a quarterly cash dividend of $0.35 per share, or $1.40 per share on an annualized basis.   The dividend will be payable on October 3, 2022 to shareholders of record at the close of business on September 2, 2022.  TrustCo has paid a cash dividend every year since 1904.

Chairman, President and Chief Executive Officer Robert J. McCormick said: “Supported by our recently announced record earnings and strong loan growth, TrustCo today declared a cash dividend as it has every quarter since 1904.  We could not be more pleased that the hard work of our team – both strategic and tactical – has made this meaningful distribution to our owners possible.  This kind of success, that which is sustained over the long term, is the most meaningful.”

About TrustCo Bank Corp NY

TrustCo Bank Corp NY is a $6.2 billion savings and loan holding company. Through its subsidiary, Trustco Bank, Trustco operates 144 offices in New York, New Jersey, Vermont, Massachusetts and Florida. Trustco has a more than 100-year tradition of providing high-quality services, including a wide variety of deposit and loan products. In addition, Trustco Bank’s Financial Services Department offers a full range of investment services, retirement planning and trust and estate administration services. Trustco Bank is rated as one of the best performing savings banks in the country. The common shares of TrustCo are traded on the NASDAQ Global Select Market under the symbol TRST. For more information, visit www.trustcobank.com.

Safe Harbor Statement

All statements in this news release that are not historical are forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended.  Forward-looking statements can be identified by words such as "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. TrustCo wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and such forward-looking statements are subject to factors that could cause actual results to differ materially from those discussed. Examples of these factors include, but are not limited to, the effect of the COVID-19 pandemic on our business, financial condition, liquidity and results of operations; the impact of the actions taken by governmental authorities to contain COVID-19 or address the impact of COVID-19 on the economy, and the effect of all of such items on our operations, liquidity and capital position, and on the financial condition of our borrowers and other customers, as well as other financial, operational and legal risks and uncertainties detailed from time to time in TrustCo’s cautionary statements contained in its filings with the Securities and Exchange Commission.

The forward-looking statements contained in this news release speak only as of today’s date. TrustCo disclaims any obligations to update forward-looking statements contained in this news release or in the above referenced reports, whether as a result of new information, future events or otherwise.